EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in this Registration Statement filed under Rule 462(b) of our report dated July 18, 2002 (except for the first paragraph of note 1, as to which the date is July 23, 2002) included in Amendment No. 1 to the Registration Statement (Form S-1, No. 333-101668) and related prospectus of Quantum Fuel Systems Technologies Worldwide, Inc. filed with the Securities and Exchange Commission.

Our audits also included the financial statement schedule of the Company listed in Item 16(b) included in Amendment No. 1 to the Registration Statement (Form S-1, No. 333-101668). This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/  Ernst & Young LLP

Long Beach, California
January 15, 2003